UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
DARÉ BIOSCIENCE, INC.

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Daré Bioscience, Inc.
3655 Nobel Drive, Suite 260
San Diego, California 92122

Notice of Annual Meeting of Stockholders
To Be Held On June 25, 2020
Dear Stockholder:
Notice is hereby given that the 2020 Annual Meeting of Stockholders of Daré Bioscience, Inc., a Delaware corporation, will be held on June 25, 2020, at 9:00 a.m. Pacific Time for the following purposes:

1.	To elect two Class III directors named in the accompanying proxy statement;

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as the independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To indicate, on an advisory basis, the preferred frequency of holding an advisory vote on the compensation of our named executive officers; and

5.	To conduct any other business properly brought before the meeting.
The record date for the annual meeting is April 28, 2020. Stockholders owning the company’s common stock at the close of business on the record date, or their legal proxy holders, are entitled to vote at the annual meeting.

By Order of the Board of Directors,

/s/ William H. Rastetter
San Diego, California	William H. Rastetter
April 22, 2020	Chairman of the Board
Please vote your shares promptly to ensure the presence of a quorum at the annual meeting. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card. Please follow the instructions beginning on page 1 of the accompanying proxy statement to vote.

PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 25, 2020
GENERAL INFORMATION ABOUT THE MEETING
Daré Bioscience, Inc. (“Daré,” “we,” “us,” “our” or the “Company”) has prepared these materials for use at its 2020 annual meeting of stockholders and any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is scheduled to begin at 9:00 a.m. Pacific Time, on June 25, 2020.
The Annual Meeting will be a completely virtual meeting conducted via live audio webcast. We believe this technology provides expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting enables increased stockholder attendance and participation from any location around the world.
In accordance with rules of the Securities and Exchange Commission (“SEC”), we opted to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, unless a stockholder previously elected to receive printed copies of our proxy materials, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) has been sent to stockholders instead of mailing printed copies. The Notice of Internet Availability provides instructions on how to access our proxy materials via the Internet and how to request a printed set at no charge. In addition, stockholders can elect to receive future proxy materials electronically by email or in printed form by mail, and any such election will remain in effect until terminated by the stockholder. We encourage all stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the cost and environmental impact of our annual meetings.
Our proxy materials will be sent or made available to stockholders on or about May 5, 2020. We are soliciting proxies pursuant to this Proxy Statement for use at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 25, 2020: This Proxy Statement and our Annual Report are available electronically at www.proxyvote.com.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
How do I attend the Annual Meeting?
You will be able to attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/DARE2020. Online check-in will begin at 8:45 a.m. Pacific Time and we suggest logging-on at that time to allow ample time for the check-in procedures. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone or similar companies.
Who can vote at the Annual Meeting?
Only our stockholders of record at the close of business on the record date, or their legal proxy holders, are entitled to vote at the Annual Meeting. The record date for the Annual Meeting is April 28, 2020. We expect there will be approximately 24,991,167 shares of common stock outstanding and entitled to vote on the record date.
What am I voting on?
There are four matters scheduled for a vote. Each share of our common stock has one vote on each matter.

Proposal 1:	Election of two Class III directors named in this Proxy Statement to hold office until our 2023 annual meeting of stockholders
Proposal 2:	Ratification of the selection of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2020
Proposal 3:	To approve, on an advisory basis, the compensation of our named executive officers; and
Proposal 4:	To approve, on an advisory basis, the preferred frequency of holding an advisory vote on the compensation of our named executive officers.
How do I vote?
You are invited to attend the Annual Meeting online to vote on the proposals described in this Proxy Statement during the meeting, however, you may vote your shares by simply following the instructions below to vote via the Internet, by telephone or by mail. Even if you intend to attend the Annual Meeting online, we encourage you to vote your shares in advance using one of the methods described below to ensure that your vote will be represented at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If, on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record and you may vote those shares as follows:

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During the Annual Meeting: You may attend the Annual Meeting online and vote during the meeting online by visiting www.virtualshareholdermeeting.com/DARE2020. You will be asked to provide the control number on your Notice of Internet Availability to access this site.

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By Phone: Dial toll-free 1-800-690-6903 using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from your Notice of Internet Availability. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 24, 2020 in order to be counted.

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By Internet: Complete an electronic proxy card at www.proxyvote.com. You will be asked to provide the control number from your Notice of Internet Availability. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 24, 2020 in order to be counted.

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By Mail: Complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy holders identified in the proxy card will vote all shares of our stock represented by a properly completed and executed proxy received in time for the Annual Meeting in accordance with the stockholder’s instructions. If you submit your executed proxy but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” each of the director nominees identified in this Proxy Statement and “FOR” each of Proposals 2 and 3, and, with respect to Proposal 4, in favor of holding future advisory votes on the compensation of our named executive officers every year. If any other matter is properly presented at the Annual Meeting, the

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proxy holders will vote shares represented by a proxy submitted by a stockholder in accordance with the recommendation of our Board of Directors.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding those shares is considered to be the stockholder of record for purposes of the Annual Meeting. As a beneficial owner, you have the right to direct the organization holding those shares regarding how to vote such shares. You should have received a notice containing voting instructions from the organization that holds those shares. Follow the instructions provided by that organization to ensure that your vote is counted. If you wish to vote online during the Annual Meeting, you must obtain a legal proxy from the organization that holds those shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions, however, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or during the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held in street name, the bank, broker or other nominee that holds your shares has the authority to vote your shares only on certain of the proposals set forth in this Proxy Statement without receiving voting instructions from you. If you hold your shares in street name and you do not submit voting instructions to the organization that holds your shares, that organization may exercise its discretion to vote your shares on Proposal 2 but will not be permitted to vote your shares on any other proposals.
We encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting in any one of the following ways:

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During the Annual Meeting: By attending the Annual Meeting online and voting during the meeting as described above. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote during the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to our Secretary at 3655 Nobel Drive, Suite 260, San Diego, CA 92122.

•	By Phone: By using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.

•	By Internet: By using the online voting method described above, in which case only your latest Internet proxy submitted prior to the Annual Meeting will be counted.

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By Mail: By signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received prior to the Annual Meeting will be counted

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares held in street name, you should follow the instructions provided by the brokerage firm, bank, dealer or other similar organization that holds your shares.
How many votes are required to approve each proposal?
Election of Directors
If a quorum is present at the Annual Meeting, the election of directors will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Accordingly, the two nominees receiving the most “FOR” votes from the holders of shares present during the meeting or represented by proxy and entitled to vote on the election of directors will be elected.
You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of directors.
Other Proposals
If a quorum is present at the Annual Meeting, Proposal 2 will be approved by our stockholders if a majority of the votes cast by the holders of all the shares of stock present or represented at the meeting and voting affirmatively or negatively on this proposal are "FOR" this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. However, this proposal is a routine matter and brokers and other nominees may generally vote in their discretion on routine matters, and therefore broker non-votes are not expected on this proposal.
If a quorum is present at the Annual Meeting, Proposal 3 will be approved by our stockholders if a majority of the votes cast by the holders of all the shares of stock present or represented at the meeting and voting affirmatively or negatively on this proposal are “FOR” the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
With respect to Proposal 4, if a quorum is present at the Annual Meeting, the alternative (every year, every other year or every three years) that receives the greatest number of votes will be designated the stockholders’ preference as to frequency of future voting on the advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
What is the quorum requirement?
A quorum is necessary to hold the Annual Meeting. A quorum will be present if the holders of a majority in voting power of the shares of our common stock outstanding and entitled to vote at the Annual Meeting are present during the Annual Meeting or represented by proxy.
Your shares will be counted for purposes of determining if there is quorum if you are entitled to vote and you are present during the Annual Meeting or you have properly voted by proxy online, by phone or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.
If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies and reconvene the Annual Meeting at a later date.
What does it mean if I receive more than one Notice of Internet Availability?
If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or held in different registered accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.

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How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. None of our directors or employees will be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, dealers and other similar organizations for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in our proxy materials for next year’s annual meeting, a stockholder proposal, including director nominations, must be received in writing by our Secretary at our principal executive offices on or before January 6, 2021.
Matters for consideration at next year’s annual meeting, but not for inclusion in our proxy materials, must be received in writing by our Secretary at our principal executive offices no earlier than the close of business on February 26, 2021 and no later than the close of business on March 27, 2021.
Director nominations that a stockholder intends to present at next year’s annual meeting but does not intend to have included in our proxy materials, must be received in writing by our Secretary at our principal executive offices no earlier than the close of business on February 26, 2021 and no later than the close of business on March 27, 2020.
Our principal executive offices are currently located at 3655 Nobel Drive, Suite 260, San Diego, CA 92122.
Stockholders are also advised to review our by-laws, which contain additional requirements relating to stockholder proposals and director nominations, including who may submit them and what information must be included.

Householding of Proxy Materials
We have adopted an SEC-approved procedure called “householding.” This procedure potentially means extra convenience for stockholders and cost savings for companies. Under this procedure, we send only one copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate copy of such documents. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, from the other stockholder(s) sharing your address, please direct your written request to Daré Bioscience, Inc., Attention: Secretary, 3655 Nobel Drive, Suite 260, San Diego, California 92122 or contact us by phone at (858) 926-7655. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, to a stockholder at a shared address to which a single copy of these documents was delivered. Similarly, if stockholders of record sharing the same address are receiving multiple copies of the Notice of Internet Availability, or if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, and such stockholders would like a single copy to be delivered to them in the future, such stockholders may make such a request by contacting us by the means described above.
If you wish to update your participation in householding and you are a beneficial owner who holds shares in “street name” with a broker, bank or other nominee, you may contact your broker, bank, or other nominee or our mailing agent, Broadridge Investor Communications Solutions, at 800-542-1061.

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Explanatory Note Regarding Our Merger with Cerulean Pharma Inc.
In July 2017, our company, Daré Bioscience, Inc. (formerly known as Cerulean Pharma Inc.), completed its business combination with Daré Bioscience Operations, Inc., a privately held Delaware corporation (“Private Daré”), a transaction in which the holders of capital stock and securities convertible into capital stock of Private Daré sold their shares of capital stock of Private Daré to Cerulean in exchange for newly issued shares of Cerulean common stock, and Cerulean changed its name from “Cerulean Pharma Inc.” to “Daré Bioscience, Inc.” That transaction is referred to as the Cerulean/Private Daré stock purchase transaction in this Proxy Statement. In connection with that transaction, the Cerulean management team was replaced with the Private Daré management team, and our board of directors immediately following that transaction was comprised of: Roger L. Hawley, Sabrina Martucci Johnson, Susan L. Kelley, William H. Rastetter, and Robin J. Steele.

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BOARD OF DIRECTORS

Set forth below are the names, ages, board committee assignments, tenure, class, and certain biographical information of each of the members of our board of directors (“Board”) as of April 17, 2020. In accordance with our certificate of incorporation and by-laws, our Board is divided into three classes, with one class of directors standing for election each year, for a three-year term.

Name	Age	Committees	Director Since	Class**
Cheryl R. Blanchard	55	Compensation	November 2019	III
Jessica D. Grossman, M.D.	48	Audit, Nominating & Corporate Governance	April 2018	I
Susan L. Kelley, M.D.	65	Nominating & Corporate Governance*	October 2014	I
Sabrina Martucci Johnson	54	None	July 2017	III
Gregory W. Matz, CPA	60	Audit*	September 2018	II
William H. Rastetter, Ph.D.	72	Compensation*	January 2014	II
Robin J. Steele, J.D., L.L.M.	64	Audit, Compensation	July 2017	II

*	Committee chairperson
**	The term for Class III directors ends at the Annual Meeting. The term for Class I and II directors ends at the annual meeting of our stockholders held in 2021 and 2022, respectively.
Cheryl R. Blanchard. Dr. Blanchard joined our Board in November 2019 following our acquisition of Microchips Biotech, Inc., or Microchips. Dr. Blanchard served as president and CEO of Microchips, which prior to the merger, was a venture-backed biotechnology company developing microchip-based implantable drug delivery products, from 2014 through the company's acquisition by Daré. From July 2018 to July 2019, Dr. Blanchard served as President and Chief Executive Officer of Keratin Biosciences, Inc., a privately-held biotechnology company created in July 2018 by the business combination of Microchips and KeraNetics, LLC. From 2000 to 2012, Dr. Blanchard was an officer of Zimmer, Inc., a medical device company focused on musculoskeletal products, serving as Senior Vice President, Chief Scientific Officer, and general manager of Zimmer Biologics. Since 2012, Dr. Blanchard has also been a principal of Blanchard Consulting, LLC, which provides scientific, regulatory, and business strategy consulting services to medical device companies and private equity clients. Prior to Zimmer, Dr. Blanchard built and led the medical device practice at Southwest Research Institute while also serving as an adjunct professor at the University of Texas Health Science Center, both in San Antonio, Texas. Some of her work led to the creation of Keraplast Technologies, LLC. Dr. Blanchard also serves on private equity and venture backed company boards as well as two public company boards including Anika Therapeutics and Neuronetics. She previously served on the board of directors of SeaSpine Holdings Corporation from July 2015 to May 2019. In 2015, Dr. Blanchard was elected to the National Academy of Engineering, among the highest professional distinctions accorded to an engineer. Dr. Blanchard received her Masters of Science and Ph.D. in Materials Science and Engineering from the University of Texas at Austin and her Bachelor of Science in Ceramic Engineering from Alfred University. She is also a member of the National Academy of Engineering. Our Board believes that Dr. Blanchard is qualified to serve on our Board due to her extensive leadership experience with several life science companies, her experience with product development, and her experience as a director of life science companies.
Jessica D. Grossman, M.D. Dr. Grossman has been a member of our Board since April 2018 and currently serves as the Chief Executive Officer of Medicines360, a position she has held since 2015. Medicines360 is a global non-profit women’s health pharmaceutical company that developed the FDA-approved contraceptive IUD LILETTA® (52-mg levonorgestrel-releasing intrauterine system). From 2011 to 2014, Dr. Grossman served on the board of directors of Medicines360, and from 2014 to 2018 she served as Chair of AlliancePartners360, a wholly owned subsidiary of Medicines360 that serves the non-profit, public benefit mission of Medicines360 of expanding access to medicines for women regardless of their socioeconomic status, insurance coverage, or geographic location. From 2013 to 2014, Dr. Grossman served as President and Founding Chief Executive Officer of Sense4Baby, Inc. Dr. Grossman served as a Medical Director at Ethicon Endo-Surgery, part of the Johnson & Johnson family of companies, from 2010 to 2013. From 2008 to 2010, Dr. Grossman was the Founder and Chief Executive Officer of JG Limited LLC, a consulting company providing services to medical technology companies and non-profit organizations in the areas of clinical and commercial strategy. From 2005 to 2008, Dr. Grossman was Founder and President of

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Gynesonics, an early stage medical device company focused on minimally invasive solutions for women’s health which developed the first intrauterine ultrasound-guided radiofrequency ablation device for fibroid tumors. Dr. Grossman holds numerous patents, has published several peer-reviewed articles and conducted research at the Beth Israel Deaconess Medical Center, one of the teaching hospitals of Harvard Medical School. Dr. Grossman received her M.D. from Thomas Jefferson University, Jefferson Medical College. Our Board believes that Dr. Grossman is qualified to serve on our Board due to her extensive experience in women’s health, her executive leadership experience with several life science companies, and her experience with product development and commercialization.
Susan L. Kelley, M.D. Dr. Kelley served as a member of Cerulean’s board of directors beginning in October 2014 and joined the Board following the closing of the Cerulean/Private Daré stock purchase transaction. Dr. Kelley has been developing drugs in oncology and immunology for over 30 years. Dr. Kelley also serves as a member of the board of directors of Deciphera Pharmaceuticals, Inc., and Vascular Biogenics Ltd., both of which are oncology-focused biotechnology companies. From 2011 to 2020, Dr. Kelley served on the board of ArQule, Inc. From 2013 to 2015, Dr. Kelley served on the board of directors of Alchemia Pty Ltd, a publicly traded biopharmaceutical company. She served on the board of directors of Immune Design Corp. from 2016 until its acquisition by Merck & Co. in April 2019. From 2008 to 2011, Dr. Kelley served as Chief Medical Officer of the Multiple Myeloma Research Consortium and its sister organization, the Multiple Myeloma Research Foundation. Previously, Dr. Kelley held positions at Bayer Healthcare Pharmaceuticals and Bayer-Schering Pharma, including Vice President, Global Clinical Development and Therapeutic Area Head—Oncology, where she led the Bayer team responsible for the development and worldwide regulatory approval of Nexavar® (sorafenib). Prior to joining Bayer, Dr. Kelley worked at Bristol-Myers Squibb in Oncology and Immunology drug development ultimately serving as Executive Director, Oncology Clinical Research, at the Bristol-Myers Squibb Pharmaceutical Research Institute. Dr. Kelley was a Fellow in Medical Oncology and Clinical Fellow in Medicine at Dana-Farber Cancer Institute, Harvard Medical School, and a Fellow in Medical Oncology and Pharmacology at Yale University School of Medicine, where she also served as a Clinical Assistant Professor of Medicine. Dr. Kelley received her M.D. from Duke University School of Medicine. Our Board believes that Dr. Kelley is qualified to serve on our Board due to her experience in life sciences and clinical development and her experience as a director of life sciences companies.
Sabrina Martucci Johnson. Ms. Johnson founded Private Daré in 2015 and served as its President and CEO and as member of its board of directors since its inception and until the closing of the Cerulean/Private Daré stock purchase transaction, at which point she was appointed as Chief Executive Officer and a member of the board of directors of the combined company. Ms. Johnson is a life sciences executive committed to advancing improvements in women’s healthcare. Previously, Ms. Johnson served as the Chief Financial Officer of the California Institute for Biomedical Research (now part of The Scripps Research Institute), from May of 2015 to July of 2017, and served as President of WomanCare Global Trading, a specialty pharmaceutical company in female reproductive healthcare with commercial product distribution in over 100 countries, from October of 2014 to May of 2015, and Chief Financial Officer and Chief Operating Officer from July 2013 to October 2014. Ms. Johnson provided financial consulting services to the WomanCare Global family of companies, including the United Kingdom-based non-profit division, from November 2012 to July 2013. From 2002 until its sale in 2010, Ms. Johnson served as Chief Financial Officer of Cypress Bioscience, Inc., a publicly-traded pharmaceutical company, and in addition served as its Chief Operating Officer from 2008 until its sale in 2010. Ms. Johnson began her career in the biotechnology industry as a research scientist with Baxter Healthcare, Hyland Division, working on their recombinant factor VIII program, and later held marketing and sales positions with Advanced Tissue Sciences and Clonetics Corporation. Ms. Johnson currently serves on the boards of Aethlon Medical, Inc., a publicly-traded company developing immunotherapeutic technologies to combat infectious disease and cancer; the YWCA of San Diego County, as past president; and the Clearity Foundation, as board chair. Additionally. Ms. Johnson serves on the Board of Advisors of Tulane University School of Science & Engineering, and on the Audit Committee of Project Concern International. Ms. Johnson is also past co-president of Women Give San Diego, which funds non-profit organizations serving women and girls in San Diego, and formerly served on the board of Planned Parenthood of the Pacific Southwest, Athena San Diego, and as the Chair of the University of California San Diego (UCSD) Librarian's Advisory Board. Ms. Johnson has a Masters of International Management degree with honors from the American Graduate School of International Management (Thunderbird), a MSc. in Biochemical Engineering from the University of London, University College London and a BSc. in Biomedical Engineering from Tulane University, where she graduated magna cum laude. Our Board believes that Ms. Johnson is qualified to serve as the Company’s Chief Executive Officer and as a member of our Board due to her leadership experience in life sciences, women’s reproductive healthcare, development and commercial distribution of healthcare products, capital raises, and her experience as an officer in life sciences and women’s reproductive healthcare non-profit and for-profit companies, including publicly traded companies.

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Gregory W. Matz, CPA. Mr. Matz joined our Board in September 2018. Mr. Matz retired as the Senior Vice President and Chief Financial Officer for The Cooper Companies in November 2016. Additionally, he served as the company’s Chief Risk Officer. The Cooper Companies is a publicly traded, global medical device company that operates through two business units, CooperVision and CooperSurgical. He previously was the Vice President and Chief Financial Officer for CooperVision from May 2010 to December 2011. Prior to joining the company Mr. Matz held key management roles in finance and marketing at Agilent Technologies and Hewlett Packard. He began his career at KPMG and is a CPA with an active certification. Mr. Matz graduated from the University of San Francisco with a Bachelor of Science in Business and the University of Pennsylvania, The Wharton School’s Advanced Management Program. Mr. Matz is also a National Association of Corporate Directors (NACD) Board Leadership Fellow. Our Board believes Mr. Matz’s experience as a chief financial officer and chief risk officer of a company within the women’s health industry and his corporate experience and skills in financial functions, including planning, reporting, and audit, in risk management, in managing internal growth and in capital markets and corporate strategy qualifies him to serve as a member of our Board and to fill the important role of “audit committee financial expert.”
William H. Rastetter, Ph.D. Dr. Rastetter served as a member of Cerulean’s board of directors beginning in January 2014 and as Chairman from June 2016 until the closing of the Cerulean/Private Daré stock purchase transaction, at which time he joined the board of directors of the combined company. Dr. Rastetter currently serves as Chairman of the board of directors of Neurocrine Biosciences, Inc. and Fate Therapeutics, Inc., and as a member of the board of directors of Grail, Inc. (a privately-held company) and of Regulus Therapeutics, Inc. Dr. Rastetter co-founded Receptos, Inc., a biopharmaceutical company, where he previously held the roles of Acting Chief Executive Officer from 2009 to 2010, and Director and Chairman of the board of directors from 2009 to 2015. Dr. Rastetter served on the board of Illumina, Inc., a leading public genomic technology company, from 1998 until January 2016, and as Chairman from 2005 to 2016. Dr. Rastetter was a Partner at the venture capital firm of Venrock Associates from 2006 to 2013. Prior to his tenure with Venrock, Dr. Rastetter was Executive Chairman of Biogen Idec Inc. and was previously Chairman and Chief Executive Officer of Idec Pharmaceuticals. Prior to Idec, he was Director of Corporate Ventures at Genentech, Inc. Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology and Harvard University and is an Alfred P. Sloan Fellow. Dr. Rastetter holds a S.B. from the Massachusetts Institute of Technology and received his M.A. and Ph.D. from Harvard University. Our Board believes that Dr. Rastetter is qualified to serve on our Board due to his extensive experience in the biotechnology industry, his broad leadership experience with several public and private biotechnology companies, and his experience with financial matters.
Robin J. Steele, J.D., LL.M. Ms. Steele served as an advisor to Private Daré since its inception in 2015 and until the closing of the Cerulean/Private Daré stock purchase transaction, at which time she joined the board of directors of the combined company. Ms. Steele previously served as Senior Vice President, General Counsel and Secretary of InterMune, Inc., a publicly-traded biopharmaceutical company, from 2004 to 2014. From 1998 to 2003, Ms. Steele served as Vice President of Legal Affairs for Elan Pharmaceuticals, a publicly traded pharmaceutical company. Ms. Steele currently serves on the board of directors of Alveo Technologies Inc., a privately-held medical diagnostics company, and Nacuity Pharmaceuticals, Inc, and GLAdiator Biosciences, both of which are privately-held biopharmaceutical companies. Ms. Steele previously served on the board of Alios Biopharma and Targanta Therapeutics, both of which were biotechnology companies focused on the research and development of therapeutic compounds prior to their respective acquisitions. Ms. Steele received a B.A. from the University of Colorado, a J.D. from the University of California, Hastings College of the Law, and an LL.M. in Taxation from New York University School of Law. Our Board believes that Ms. Steele is qualified to serve on our Board due to her expertise in legal matters, her prior experience as general counsel of a public company and her involvement with a number of private biotechnology companies.

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CORPORATE GOVERNANCE

Role of the Board of Directors
Our Board oversees and provides guidance for our business and affairs. Our Board oversees the development of our strategy and business planning process and management’s implementation of them and oversees management.
Board Leadership Structure
The positions of Chairman of our Board and chief executive officer are separated. The Chairman of our Board has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to our directors. The Chairman has substantial ability to shape the work of our Board. We believe that separation of the positions of chairman and chief executive officer reinforces the independence of our Board in its oversight of our business and affairs. In addition, we believe that separation of the positions of chairman and chief executive officer creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in our best interests and in the best interests of our stockholders. As a result, we believe that having the positions of chairman and chief executive officer separated can enhance the effectiveness of our Board as a whole.
In addition, we have a separate chair for each committee of our Board. The chair of each committee is expected to report to our Board from time to time, or whenever so requested by our Board, on the activities of his or her committee in fulfilling its responsibilities as detailed in its respective charter or specify any shortcomings should that be the case.
Director Independence
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our legal counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in Nasdaq listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each of our directors, or any of his or her family members, and the Company, its senior management and its independent auditors, our Board affirmatively determined that all of our directors, except Ms. Johnson who is not considered independent because she is one of our executive officers, are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules.
Board Committees
Our Board has a standing audit, compensation, and nominating and corporate governance committee comprised of the directors identified in the table below. Our Board has determined that all committee members are independent under applicable Nasdaq and SEC rules for committee memberships. Each committee operates under a written charter adopted by our Board that sets out its role and responsibilities, a copy of which available on our website at www.darebioscience.com.

Director	Audit	Compensation	Nominating & Corporate Governance
Cheryl R. Blanchard, Ph.D.		M
Jessica D. Grossman, M.D.	M		M
Susan L. Kelley, M.D.			C
Sabrina Martucci Johnson
Gregory W. Matz, CPA	C
William H. Rastetter, Ph.D.		C
Robin J. Steele, J.D., L.L.M.	M	M
C = chairperson; M = member

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Board Oversight of Risk
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board, as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including oversight of processes and procedures designed to prevent illegal or improper conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Meetings of the Board and its Committees
During 2019, our Board met nine times, the Audit Committee met eight times, the Compensation Committee met six times, and the Nominating & Corporate Governance Committee met four times.
All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during 2019.
Audit Committee
The Audit Committee is an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement. Our Board has also determined that Mr. Matz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and that each member is independent as defined under applicable Nasdaq rules and meets the independent requirements contemplated by Rule 10-3A under the Exchange Act.
The Audit Committee’s responsibilities include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

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AUDIT COMMITTEE REPORT *
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with our management. The Audit Committee has discussed with our independent registered accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from our independent registered accounting firm required by applicable requirements of the PCAOB regarding our independent registered accounting firm’s communications with the audit committee concerning independence, and discussed with our independent registered accounting firm its independence from our company. Based on the above reviews and discussions, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Gregory W. Matz, CPA
Jessica D. Grossman, M.D.
Robin Steele, J.D., L.L.M.

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Compensation Committee
The Compensation Committee’s responsibilities include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of our Board are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee also administers our 2007 Stock Incentive Plan, Amended and Restated 2014 Stock Incentive Plan and the 2015 Employee, Director and Consultant Equity Incentive Plan of Private Daré.
The Compensation Committee has adopted processes and procedures for the consideration and determination of executive and director compensation designed to increase stockholder value, reward executive officers for their contribution to achievement of business objectives, and provide competitive compensation that will attract and retain qualified executives and directors. For further information regarding our non-employee director and executive compensation policies and programs, see "Director Compensation," and "Executive Compensation," below.
The Compensation Committee may delegate authority to one or more subcommittees of the Compensation Committee, each subcommittee to consist of at least two members of the Committee. Any such subcommittee, to the extent permitted by the Compensation Committee and to the extent not limited by applicable law, may exercise all the powers and authority of the Compensation Committee.
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged the services of Radford, an Aon Hewitt company (“Radford”), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of our executive compensation program. Radford performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. Radford assists the Compensation Committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group each year. Radford also assists the Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of Radford pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation Committee.
Nominating and Corporate Governance Committee
The responsibilities of the Nominating and Corporate Governance Committee (“Nominating Committee”) include:

•	evaluating and making recommendations to our Board as to the composition, organization and governance of our Board and its committees,

•	evaluating and making recommendations as to director candidates,

•	evaluating current Board members’ performance

•	overseeing the process for Chief Executive Officer and other executive officer succession planning, and

•	developing and recommending governance guidelines for the Company.
Generally, our Nominating Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications in accordance with our Nominating Committee Policy Regarding Qualifications of Directors appended to our Nominating Committee’s written charter. Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, the absence of possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of our stockholders. The Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on our Board and its committees.

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If a stockholder wishes to propose a candidate for consideration as a nominee for election to the Board, it must follow the procedures described in our by-laws, including the advance notice procedures therein. The required notice must be in writing and received by our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
In general, persons recommended by stockholders will be considered in accordance with our Policy on Shareholder Recommendation of Candidates for Election as Directors appended to our Nominating Committee’s written charter. Any such recommendation should be made in writing to the Nominating Committee, care of our Secretary at our principal office and should be accompanied by the following information, which is a summary, concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	all information relating to such person that would be required to be disclosed in a proxy statement;

•	certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in the Company’s securities;

•	a description of certain arrangements and understandings between the proposing stockholder and any beneficial owner and any other person in connection with such stockholder nomination; and

•	a statement whether or not either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.
The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;

•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;

•	certain information about any other security holder of the Company who supports the proposed nominee;

•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and

•	additional disclosures relating to stockholder nominees for directors, including disclosures required by our by-laws.
A copy of the Nominating Committee’s written charter, including its appendices, is publicly available on the Company’s website at www.darebioscience.com.
 Director Nominees
The Nominating Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of our Board. The biographies of each of our directors beginning on page 7 include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that individual should serve on our Board, however, each of the members of the Nominating Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for our Board, and these views may differ from the views of other members.

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Attendance of Directors at Annual Meetings of Stockholders
We expect all of our directors to attend the Annual Meeting. Our Board has adopted a policy under which each director makes every effort to, but is not required to, attend each annual meeting of our stockholders. All of the directors who were standing for re-election attended last year's annual meeting of stockholders.
Stockholder Communications with the Board
Our Board has adopted a formal process by which stockholders may communicate with our Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Daré Bioscience, Inc., 3655 Nobel Drive, Suite 260, San Diego, CA 92122. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to our Board or the relevant director. The purpose of this screening is to avoid having our Board consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
Family Relationships; Arrangements; Legal Proceedings
There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings with another person under which our directors and officers was or is to be selected as a director or executive officer. Additionally, none of our directors or executive officers is involved in any legal proceeding that requires disclosure under Item 401(f) of Regulation S-K.
Code of Conduct and Ethics
We have adopted a Corporate Code of Conduct and Ethics and Whistleblower Policy that applies to all our employees, including our chief executive officer and chief financial and accounting officers. We will provide any person, without charge, a copy of our Corporate Code of Conduct and Ethics and Whistleblower Policy upon written request to Investor Relations, Daré Bioscience, Inc., 3655 Nobel Drive, Suite 260, San Diego, California 92122. We also post on our website a copy of our Corporate Code of Conduct and Ethics and Whistleblower Policy at www.darebioscience.com. Information contained on the website is not incorporated by reference in, or considered part of, this report. We intend to disclose any changes in our Corporate Code of Conduct and Ethics and Whistleblower Policy or waivers from it that apply to our principal executive officer, principal financial officer, or principal accounting officer by posting such information on the same website or by filing with the SEC a Current Report on Form 8-K, in each case if such disclosure is required by SEC or Nasdaq rules.

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EXECUTIVE OFFICERS

Set forth below are the names, ages, offices held, tenure, and certain biographical information of each of our executive officers as of April 17, 2020.

Name	Age	Offices	Executive Officer Since
Sabrina Martucci Johnson	54	Chief Executive Officer, President, Secretary and Director	July 2017
Lisa Walters-Hoffert	61	Chief Financial Officer	July 2017
John Fair	48	Chief Strategy Officer	March 2020
Ms. Johnson’s biographical information is included above with those of the other members of our Board.
Lisa Walters-Hoffert. Ms. Walters-Hoffert co-founded Private Daré in 2015 and served as its Chief Business Officer since its inception and until the closing of the Cerulean/Private Daré stock purchase transaction, at which time she was appointed Chief Financial Officer of the combined company. Ms. Walters-Hoffert currently serves on the board of directors of Flux Power Holdings, Inc. and as chair of its audit committee. During the 25 years prior to founding Private Daré, Ms. Walters-Hoffert was an investment banker focused primarily on raising equity capital for, and providing advisory services to, small-cap public companies. From 2003 to 2015, Ms. Walters-Hoffert worked for Roth Capital Partners, most recently serving as Managing Director in the Investment Banking Division, overseeing the firm’s San Diego office and its activities with respect to medical device, diagnostic and specialty pharma companies. Ms. Walters-Hoffert has held various positions in the corporate finance and investment banking divisions of Citicorp Securities in San José, Costa Rica and Oppenheimer & Co, Inc. in New York City, New York. Ms. Walters-Hoffert has served as a member of the board of directors of the San Diego Venture Group, as past chair of the UCSD Librarian’s Advisory Board and as past chair of the board of directors of Planned Parenthood of the Pacific Southwest. She currently serves as chair of the audit committee of Clearity Foundation. Ms.  Walters-Hoffert graduated from Duke University with a B.S. in Management Sciences, magna cum laude.
John Fair. Mr. Fair joined Daré in 2018 as its Chief Business Development Officer and was promoted to its Chief Strategy Officer in March 2020 where he is responsible for licensing, acquisitions, strategic partnering and corporate strategy. Prior to joining Daré, Mr. Fair was managing director of Capital F Consulting, a privately held consulting firm focused on healthcare consulting, capital raising and investor communications. From January 2015 to September 2016, Mr. Fair was President and Chief Operating Officer of Evofem, Inc., a specialty healthcare company developing products for women's health, microbiome and infectious disease. In that role, Mr. Fair was responsible for commercial strategy, operations and product development. From December 2012 to December 2014, Mr. Fair held senior level roles at Evofem, Inc. and its global product distribution partner, WCG. Previously, Mr. Fair served in a number of executive level roles for specialty healthcare and venture backed healthcare services businesses. Mr. Fair has a broad therapeutic experience that includes oncology, hematology, virology and women's health. Mr. Fair began his career as a portfolio strategy and insights consultant and supported numerous brands and franchises in the pharmaceutical, over-the-counter and consumer healthcare markets. Mr. Fair holds a master's degree from Rider University and has completed executive education in corporate strategy, mergers and acquisitions at Stanford University Graduate School of Business.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of April 17, 2020, regarding the beneficial ownership of our common stock for (1) each person known by us to be the beneficial owner of more than 5% of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our current directors and executive officers as a group.
We have determined beneficial ownership in accordance with applicable SEC rules, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after the date set forth in the paragraph above through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us and on SEC filings, that each of the persons named in table below has sole voting and investment power with respect to the shares indicated as beneficially owned.
The information set forth in the table below is based on 24,700,553 shares of our common stock issued and outstanding on April 17, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after such date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Daré Bioscience, Inc., 3655 Nobel Drive, Suite 260, San Diego, California, 92122.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
Jonathan A. Flint (1)	1,659,325	6.7%
Terrance G. McGuire (1)	1,659,325	6.7%
Named Executive Officers and Directors
Sabrina Martucci Johnson (2)	1,128,562	4.6%
Lisa Walters-Hoffert (3)	516,512	2.1%
Cheryl R. Blanchard, Ph.D.	—	*
Jessica D. Grossman, M.D. (4)	37,500	*
Susan L. Kelley, M.D. (5)	44,800	*
Gregory W. Matz, CPA (6)	38,000	*
William H. Rastetter, Ph.D. (7)	55,104	*
Robin J. Steele, J.D., L.L.M. (8)	285,137	1.2%

All directors and executive officers as a group (9 persons) (9)	2,200,490	8.9%

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*	Less than 1%
(1)
1,142,961 of such shares are held of record by Polaris Venture Partners III, L.P. ("PVP III"), 29,152 of such shares are held of record by Polaris Venture Partners Entrepreneurs' Fund III, L.P. ("PVPE III"), and 17,760 of such shares are held of record by Polaris Venture Partners Founders' Fund III, L.P. ("PVPFF III"). Polaris Venture Management Co. III, L.L.C. ("PVM III"), the general partner of each of PVP III, PVPE III and PVPFF III, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint (“Flint”) and Terrance G. McGuire (“McGuire”), the managing members of PVM III, may each be deemed to share voting, investment and dispositive power with respect to these securities. 140,574 of such shares are held of record by Polaris Venture Partners IV, L.P. (“PVP IV”) and 2,635 of such shares are held of record by Polaris Venture Partners Entrepreneurs’ Fund IV, L.P. (“PVPE IV”). Polaris Venture Management Co. IV, LLC (“PVM IV”) the general partner of each of PVP IV and PVPE IV may be deemed to have voting, investment and dispositive power with respect to these securities. Flint and McGuire, the managing members of PVM IV, may each be deemed to share voting, investment and dispositive power with respect to these securities. 314,804 of such shares are held of record by Polaris Venture Partners V, L.P. (“PVP V”), 6,135 of such shares are held of record by Polaris Partners Entrepreneurs’ Fund V, L.P. (“ PVPE V”), 2,156 of such shares are held of record by Polaris Venture Partners Founders’ Fund V, L.P. (“PVPFF V”) and 3,148 of such shares are held of record by Polaris Venture Partners Special Founders’ Fund V, L.P. (“ PVPSFF V”). Polaris Venture Management Co. V, LLC (“ PVM V”), the general partner of each of PVP V, PVPE V, PVPFF V and PVPSFF V, may be deemed to have voting, investment and dispositive power with respect to these securities. Flint and McGuire, the managing members of PVM V, may each be deemed to share voting, investment and dispositive power with respect to these securities. The address of each of Flint and McGuire is c/o Polaris Partners, One Marina Park Drive, 10th Floor, Boston, MA 02210. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by PVP III with the SEC on February 12, 2020.

(2)
Includes 166,500 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by The Vincent S. Johnson and Sabrina M. Johnson Family Trust dated February 14, 2005. Ms. Johnson is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(3)
Includes 73,000 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by The Lisa Walters-Hoffert Survivor’s Trust dated October 31, 2002. Ms. Walters-Hoffert is the trustee of such trust and has sole investment and dispositive power over such shares.

(4)	Includes 37,500 shares of common stock issuable upon exercise of stock options.
(5)	Includes 44,800 shares of common stock issuable upon exercise of stock options.
(6)
Includes 37,500 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by the Matz Trust Dated December 20, 1999. Mr. Matz is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(7)
Includes 44,801 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by William and Marisa Rastetter Trustees of the Rastetter Family Trust U/A Dated 09/02/2010. Dr. Rastetter is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(8)
Includes 38,966 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by the Robin J. Steele Trust DTD 1/30/2015. Ms. Steele is the trustee of such trust and has sole investment and dispositive power over such shares.

(9)
Includes 537,942 shares of common stock issuable upon exercise of stock options. The members of this group are our three current executive officers (Ms. Johnson, Ms. Walters-Hoffert and Mr. Fair) and our six non-employee directors (Drs. Blanchard, Grossman, Kelley, and Rastetter, Mr. Matz, and Ms. Steele).

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions
There has not been any transaction since January 1, 2018, nor is there any currently proposed, that requires disclosure Item 404 of Regulation S-K.
Company Policy Regarding Related Party Transactions
Pursuant to its charter, the Audit Committee of our Board has the responsibility to review, approve and oversee any transaction between the Company and a related person (as defined in Item 404 of Regulation S-K) and to develop policies and procedures for Audit Committee’s approval of such transactions.
Indemnification Agreements
As permitted under Delaware law, we have entered into indemnification agreements with our officers and directors that provide that we will indemnify the directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of their service as a director and/or officer. The term of the indemnification is for the officer’s or director’s lifetime.

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EXECUTIVE COMPENSATION

Overview
The Compensation Committee, currently comprised of three non-employee members of our Board, Cheryl R. Blanchard, Ph.D., William H. Rastetter, Ph.D. and Robin J. Steele, J.D., L.L.M, assists our Board in discharging its responsibilities in respect of compensation of our executive officers.
Executive compensation is intended to attract and retain qualified executive officers and to align the interests of our executive officers with those of our stockholders by incentivizing and rewarding achievement of business objectives that we believe will enhance our value and by promoting commitment to long-term success. As a clinical-stage biopharmaceutical company, these objectives are to be accomplished primarily by positioning us to successfully execute our drug product development and regulatory approval efforts and to translate those efforts, over time, into revenues and income from commercialization of, or strategic collaborations with respect to, our product candidates.
Our current executive compensation program primarily includes (1) base salary, (2) annual performance-based incentive compensation, and (3) long-term incentive compensation in the form of stock options with the goal of aligning the long-term interests of executive officers with those of our stockholders and otherwise encouraging the achievement of superior results over an extended time period.
With respect to the compensation of our Chief Executive Officer, the Compensation Committee annually reviews and recommends to our Board corporate objectives relevant to compensation, evaluates performance in light of those objectives, and recommends to our Board compensation levels based on this evaluation. Our Chief Executive Officer may not be present during any deliberations or voting with respect to her compensation. The Compensation Committee annually reviews and approves the compensation of our other executive officers.
With respect to our executive officer compensation program, the Compensation Committee also: (1) reviews competitive practices and trends to determine the adequacy of our executive compensation program; (2) reviews and considers participation and eligibility in the various components of our total executive compensation package; and (3) as deemed necessary or appropriate, approves employment contracts, severance arrangements, change in control provisions and other agreements.
We have a formal policy for the timing of granting annual equity awards to our existing employees, including our named executive officers, to provide for a consistent process and to ensure the integrity and efficiency of the company’s award process. Under this policy, annual equity awards will be granted on the date of the Compensation Committee’s first regularly scheduled meeting held each year, subject to the Compensation Committee’s ability to change the annual grant date for any particular year if the Compensation Committee determines that granting annual awards on such date would not be in the company’s best interest.

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The table below shows the compensation awarded to or paid to, or earned by our named executive officers for the years ended December 31, 2019 and 2018. The compensation we paid to our named executive officers in 2019 and the compensation decisions we made in early 2020, including the amount of their 2019 performance-based bonus, predated the global COVID-19 pandemic. These decisions did not take into account the potential impact of the pandemic on our business. The pandemic continues to rapidly evolve and we do not yet know the full extent of its potential effects on our business. The Compensation Committee is evaluating the situation and may exercise its discretion in amending or adjusting the compensation of our executive officers and employees in light of recent developments.

2019 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-equity incentive plan compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Sabrina Martucci Johnson	2019	334,750	—	140,534	142,269	11,200	628,753
President and Chief Executive Officer	2018	325,000	—	184,990	97,500	10,740	618,230

Lisa Walters-Hoffert	2019	267,800	—	54,051	79,671	11,200	412,722
Chief Financial Officer	2018	260,000	—	96,349	54,600	9,533	420,482

(1)
The amounts in this column represent the grant date fair value, determined in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718), of stock options granted to the applicable individual. See Note 8. Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020 for details as to the assumptions used to determine the fair value of the awards.

(2)	Amounts represent performance bonuses earned for the years indicated.

(3)
Amount reflects Company 401(k) match. The Company provides the named executive officers with health, medical and other non-cash benefits generally available to all employees, which are not included in these columns pursuant to SEC rules.

Narrative to Summary Compensation Table
As reflected in the table above, the 2019 compensation of our named executive officers consisted of three primary components: (1) base salary; (2) equity compensation in the form of stock options; and (3) performance-based cash compensation.
Base Salary. The 2019 annual base salary of our named executive officers was $334,750 for Ms. Ms. Johnson and $267,800 for Ms. Walters-Hoffert.
Option Awards. Our named executive officers were each granted a stock option during 2019. Stock options are a key tool in our pay-for-performance philosophy and align the interests of our employees, including our named executive officers, with our stockholders’ interests. Stock options are inherently performance-based, and automatically link executive pay to stockholder return, as the value realized, if any, by the recipient from a stock option depends upon, and directly proportionate to, the appreciation in our stock price. In preparation for making 2019 executive officer compensation decisions, the Compensation Committee evaluated the appropriate form of long-term incentive compensation and determined to use stock options as the primary incentive for long-term compensation in part because of the foregoing reasons.
Annual Performance-Based Bonus Opportunity. For 2019, the annual bonus opportunity for our employees was based on our company’s achievement of five performance objectives. Three were related to the achievement of clinical trial and regulatory milestones for our lead product candidates, DARE-BV1, Ovaprene and Sildenafil Cream, 3.6%, and the other two were related to securing capital either through an equity financing, from a strategic partner or from a non-dilutive funding source. The weighting for the performance objectives was up to 70% in the aggregate for the achievement of the clinical trial and regulatory milestones and up to 30% in the aggregate for

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securing capital. The amount of the bonus, if any, is determined by multiplying the aggregate weighting percentage by the applicable employee’s target bonus amount. The target bonus amount for Ms. Johnson and Ms. Walters-Hoffert was up to 50% and 35%, respectively, of their respective annual base salary. The Compensation Committee has the sole discretion to apply a weighting of 0 to 150% against the target bonus percentage, and the bonus is payable upon achievement of any objective. Bonus payments if any, are contingent on the applicable employee’s continued employment with us on the date of payment. In January 2020, after careful review, our Board, upon the recommendation of the Compensation Committee, determined to award an 85% aggregate weighting to the achievement of the performance objectives based on its determination of the achievement of the performance objectives. In determining the percentage to award, our Board and the Compensation Committee considered the weight associated with each performance objective, whether the objective had been partially or fully met, the degree to which partially achieved objectives were met, and the level of significance of achieving each objective to our company in its current stage of development. Accordingly, Ms. Johnson was paid a 2019 performance-based bonus equal to 85% of 50% of her annual base salary, or $142,269, and Ms. Walters-Hoffert was paid a 2019 performance-based bonus equal to 85% of 35% of her annual base salary, or $79,671.
Employment Agreements and Termination of Employment & Change in Control Arrangements
In August 2017, we entered into employment agreements with each of Ms. Johnson and Ms. Walters-Hoffert. The following is a summary of the material terms of such employment agreements, as amended to date, necessary to an understanding of the information disclosed in the summary compensation table.
Each executive is eligible to receive an annual base salary, which may be increased at the discretion of our Board.
In our sole discretion, Ms. Johnson and Ms. Walters-Hoffert are each eligible to receive an annual bonus in an amount equal to up to 50% and 35%, respectively, of each their respective then-current annual base salary. The amount of their annual bonus, if any, will be based on the assessment of our Board of the applicable executive’s performance and our company’s performance.
Each executive is entitled to (1) participate in all equity, pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to our senior executives, (2) receive reimbursement for reasonably incurred business expenses and (3) receive paid vacation and holiday time in accordance with policies generally applicable to our senior executives.
Subject to earlier termination, including in the event of death, each employment agreement is for a two-year term and automatically renews for successive one-year terms unless either party provides notice of her intent not to renew at least 60 days prior to the applicable expiration date. The executive may terminate her employment for good reason after giving us 14 days to correct or “cure” the circumstances giving rise to a termination for good reason, or for any reason other than for good reason a upon at least 14 days’ prior written notice. We may terminate the employment of each executive without prior written notice for cause, without cause on 14 days’ prior written notice, or in the event of the executive’s disability. The employment agreement automatically terminates upon the executive’s death.
The following table summarizes our obligations and the payments and other benefits to which the executive may be entitled if her employment is terminated for the reason specified, other than in connection with a change of control, which is discussed in the paragraph below the table.

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Reason for Termination	Accrued Obligations(1)	Cash Payments(2)	Other Benefits(2)
By us for cause. By the executive without good reason. Executive’s death or disability. Executive elects not to renew agreement.	We must pay the executive any accrued obligations as of the date of termination	None.	None.
By us other than for cause. By the executive with good reason. We elect not to renew agreement.	We must pay the executive any accrued obligations as of the date of termination
We must pay the executive: (1) any accrued but unpaid bonus (or a pro rata portion of such bonus) as of the date of termination; and (2) an amount equal to a specified number of months of the executive’s then-current base salary. (3)
We must provide the executive continuing health benefits coverage for a specified number of months.(3)

(1)
Consists of any earned but unpaid base salary, unpaid expense reimbursements, and any vested benefits the executive may have under any employee benefit plan, in each case, as of the date of termination.

(2)
Payment and benefits are conditioned on (a) the executive’s continued compliance with her obligations under the employment agreement related to confidentiality and non-interference and intellectual property covenants and (b) the executive (or her estate) executing and delivering a full release of all claims in favor of Daré.

(3)	The number of months is 12 for Ms. Johnson and 9 for Ms. Walters-Hoffert.
Under the terms of their employment agreements, if the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within three months prior to or 12 months following a change of control: (1) the executive is eligible to receive an amount equal to a specified number of months (18 for Ms. Johnson and 12 for Ms. Walters-Hoffert) of the executive’s then-current base salary and target bonus at the rate in effect immediately prior to such termination, (2) the executive will receive continuing health benefits coverage for a specified number of months (18 for Ms. Johnson and 12 for Ms. Walters-Hoffert) and (3) any unvested and outstanding equity interests such executive may have in Daré will fully vest and accelerate.
All payments made and benefits available to each executive in connection with her employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of her employment agreement.
Other Benefits
We maintain a defined contribution employee retirement plan for all our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. If a participant contributes 5% or more of their compensation, we match their contribution up to 4% of their annual compensation, subject to statutory limits.
We currently do not have any annuity, pension or deferred compensation plan or other arrangements for our executive officers or any employees.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2019:

		2019 Outstanding Equity Awards at Fiscal Year-End Option Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Sabrina Martucci Johnson	9/7/2018	60,000	132,000	$1.01	9/7/2028
	1/29/2019	44,687	150,313	$0.759	1/29/2029

Lisa Walters-Hoffert	9/7/2018	31,250	68,750	$1.01	9/7/2028
	1/29/2019	17,178	57,813	$0.759	1/29/2029

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DIRECTOR COMPENSATION

With the assistance of its compensation committee, our board of directors periodically reviews and evaluates our non-employee director compensation policy. The following is an overview of our non-employee director compensation policy during 2019, which was designed to allow us to recruit and retain individuals with the requisite experience, skills and characteristics for membership on our board of directors, and to align the interests of our directors with those of our stockholders through the grant of stock options.
Retainers. Each of our non-employee directors was paid a retainer for service on our Board and for each Board committee on which the director served as shown in the table below. Retainers are paid in cash in arrears in four equal quarterly installments, prorated to reflect the actual time served by the director during such quarter. Directors may elect to receive up to 100% of their retainer in the form of awards of unrestricted shares of our common stock. If so elected, on the first trading day of the quarter following the quarter to which the retainer relates, we would issue a number of shares of common stock equal to (x) the amount of the cash retainer that would otherwise have been payable to such director on the date of grant divided by (y) the fair market value of our common stock on the date of grant. Directors wishing to make this election for a given calendar year must make the election on or before the last day of the prior calendar year, except that the election with respect to any year in which a director is newly elected must be made on or before June 30th of such year or such other date as determined by our Board.

Annual Retainer ($)
Board of Directors
Chair	65,000
Member	35,000
Board Committees
Audit Chair	20,000
Audit Member	7,500
Compensation Chair	15,000
Compensation Member	5,000
Nominating and Corporate Governance Chair	10,000
Nominating and Corporate Governance Member	3,500
Equity Awards.
Initial Award. Each director newly elected to our Board receives an option to purchase 45,000 shares of our common stock, which vests as to 15,000 shares on each anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control.
Annual Award. On the date of each annual meeting of stockholders, each director that has served on our Board for at least six months (and, if up for election at such annual meeting, is elected at such annual meeting) receives an option to purchase 22,500 shares of our common stock, which will vest in full on the earlier of the first anniversary of the grant date or immediately prior to our first annual meeting of stockholders occurring after the grant date, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control.
The exercise price of each option granted under our non-employee director compensation policy is set at the fair market value of our common stock on the grant date.
Expense Reimbursement. We reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending board and committee meetings.

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2019 Director Compensation
The following table sets forth the compensation of our non-employee directors during 2019.

2019 Director Compensation
Name	Fee Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Cheryl R. Blanchard, Ph.D. (2)	$3,899	$33,606	$—	$37,505
Jessica D. Grossman, M.D.	$42,046	$19,314	$—	$61,360
Roger Hawley (3)	$41,620	$19,314	$—	$60,934
Susan L. Kelley, M.D.	$45,000	$19,314	$—	$64,314
Gregory W. Matz, CPA	$51,600	$19,314	$—	$70,914
William H. Rastetter, Ph.D.	$64,185	$19,314	$—	$83,499
Robin J. Steele	$47,500	$19,314	$—	$66,814

(1)
The amounts in this column represent the grant date fair value, determined in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718), of stock options granted to the applicable individual. See Note 8. Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020 for details as to the assumptions used to determine the fair value of the awards.

(2)	Dr. Blanchard was appointed to our Board on November 20, 2019.

(3)	Mr. Hawley resigned from our Board and all of its committees on July 11, 2019 for personal reasons and to spend more time with his family.
As of December 31, 2019, our non-employee directors had stock options outstanding to purchase the following number of shares of our common stock:

Name	# of Shares Subject to Outstanding Options
Cheryl R. Blanchard, Ph.D.	45,000
Jessica D. Grossman, M.D.	67,500
Roger Hawley	10,149
Susan L. Kelley, M.D.	74,800
Gregory W. Matz, CPA	67,500
William H. Rastetter, Ph.D.	74,801
Robin Steele, J.D.,L.L.M.	69,700

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2019, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column a))
Equity compensation plans approved by security holders (1)	1,879,626	$1.21	634,294
Equity compensation plans not approved by security holders (2)	—	$—	—
Total	1,879,626	$1.21	634,294

(1)
Consists of securities issued under our 2007 Stock Incentive Plan and our Amended and Restated 2014 Stock Incentive Plan, or the 2014 Plan. Under the 2014 Plan, the number of shares of common stock authorized and reserved for issuance automatically increases on an annual basis on the first day of each fiscal year, by an amount equal to the least of (i) 2,000,000 shares of common stock, (ii) 4% of the number of outstanding shares of our common stock on such date, or (iii) an amount determined by our Board.

(2)
The table excludes 10,149 shares of common stock that may be issued upon exercise of outstanding options that were issued by Private Daré and that were assumed in connection with the closing of the Cerulean/Private Daré stock purchase transaction. All such stock options were exercised on March 30, 2020. The weighted average exercise price of such options was $0.01 per share.

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PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Our Class III directors are up for election at the Annual Meeting.
Our Board, upon the recommendation of the Nominating Committee, has nominated as Class III directors Dr. Blanchard and Ms. Johnson for election at the Annual Meeting and to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified. Ms. Johnson was appointed to our Board in July 2017 in connection with the completion of the Cerulean/Private Daré stock purchase transaction. Dr. Blanchard was appointed to our Board on November 20, 2019 in connection with the closing of our acquisition of Microchips Biotech, Inc., and in accordance with the terms of the merger agreement governing that transaction. Immediately prior to the closing of the merger, Dr. Blanchard was the president, chief executive officer and a member of the board of directors of Microchips.
Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Each of the directors nominated by our Board has consented to serving as a nominee, being named in this Proxy Statement, and serving on our Board if elected. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by our Board to fill the vacancy.
Vote Required
If a quorum is present at the Annual Meeting, the election of directors will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Accordingly, the two nominees receiving the most “FOR” votes from the holders of shares present during the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of directors.
OUR BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

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PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITOR
The Audit Committee has selected Mayer Hoffman McCann P.C. (“Mayer Hoffman”), as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit such selection for ratification by our stockholders at the Annual Meeting. Mayer Hoffman has served in this capacity since July 2017. The Audit Committee reviews the performance of the independent registered public accounting firm annually.
Neither our by-laws nor other governing documents or law require stockholder ratification of the selection of Mayer Hoffman as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Mayer Hoffman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and in the best interests of our stockholders. Representatives of Mayer Hoffman are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Auditor Fees
The following table shows the fees billed by Mayer Hoffman for our last two fiscal years.

	Fiscal Year
	2019	2018
Audit Fees (1)	$189,180	$188,560
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total	$189,180	$188,560

(1)
Audit Fees are for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit Related Fees are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees. No such services were rendered during 2019 or 2018.

(3)	Tax Fees are for professional services for tax compliance, tax advice, and tax planning. No such services were rendered during 2019 or 2018.

(4)	All Other Fees are for products and services other than the services reported above. No such services were rendered during 2019 or 2018.
Mayer Hoffman has advised us that it leases substantially all its personnel, who work under the control of Mayer Hoffman’s shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure. Accordingly, substantially all the hours expended on Mayer Hoffman’s engagement to audit our consolidated financial statements were attributed to work performed by persons other than Mayer Hoffman’s full-time, permanent employees.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountant
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit services for 2019 were pre-approved by the Audit Committee.

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Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will prepare a list of services that are expected to be required during that year for each of four categories of services to the Audit Committee for approval.
1.    Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
2.    Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3.    Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.
4.    Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee is informed periodically throughout the year of actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Vote Required
If a quorum is present at the Annual Meeting, this proposal will be approved by our stockholders if a majority of the votes cast by the holders of all the shares of stock present or represented at the meeting and voting affirmatively or negatively on this proposal are “FOR” this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

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PROPOSAL 3
TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders are entitled to cast an advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement (which disclosure includes the related compensation tables included in the “Executive Officer Compensation” section of this Proxy Statement). The vote does not address any specific item of our compensation program, but rather addresses our overall approach to the compensation of our named executive officers described in this Proxy Statement.
Although the vote on this proposal is advisory, and therefore not binding on the Company or our Board, our Board and its Compensation Committee values input from our stockholders and will consider the outcome of the vote in analyzing our compensation philosophy and when making future executive compensation decisions. The vote will not be construed to create or imply any change to the fiduciary duties of our Board, or to create or imply any additional fiduciary duties for our Board. The approval or disapproval of this proposal by our stockholders will not require our Board to take any action regarding our executive compensation practices and will not alter any contractual obligations between the Company and any of our executive officers or other employees.
As described in more detail in the “Executive Officer Compensation” section of this Proxy Statement, our executive compensation program is intended to attract and retain qualified executive officers and to align the interests of our executive officers with those of our stockholders by incentivizing and rewarding achievement of business objectives that we believe will enhance our value and by promoting commitment to long-term success. Our current executive compensation program primarily includes (1) base salary, (2) annual performance-based incentive compensation, and (3) long-term incentive compensation in the form of stock options with the goal of aligning the long-term interests of executive officers with those of our stockholders and otherwise encouraging the achievement of superior results over an extended time period. Our Board and Compensation Committee reviews our compensation plans and programs on an ongoing basis and periodically make adjustments taking into account competitive conditions and other factors. Please read the section entitled “Executive Officer Compensation” above for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation of our named executive officers. This advisory vote, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to approve or not approve our executive compensation programs and policies by voting on the following resolution:
“RESOLVED, that the stockholders of Daré Bioscience, Inc. approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.”
Vote Required
If a quorum is present at the Annual Meeting, this proposal will be approved by our stockholders if a majority of the votes cast by the holders of all the shares of stock present or represented at the meeting and voting affirmatively or negatively on this proposal are “FOR” this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

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PROPOSAL 4
TO APPROVE, ON AN ADVISORY BASIS, THE PREFERRED FREQUENCY OF HOLDING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders are entitled to cast an advisory vote for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting on this, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years or every three years.
After careful consideration of the various arguments supporting each frequency level, our Board believes that submitting the advisory vote on executive compensation to stockholders every year is appropriate for the Company and our stockholders at this time. Our Board believes that holding the advisory vote annually will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year and is consistent with our efforts to engage in an ongoing dialogue with our stockholders on corporate governance matters.
Stockholders are being asked for their views on the frequency of the advisory vote on executive compensation, and are not voting to approve or disapprove the recommendation of our Board. Although the vote on this proposal is advisory, and therefore not binding on the Company or our Board, our Board values input from our stockholders and will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation.
Stockholders may cast a vote on the preferred voting frequency by choosing the option of one year, two years, three years (or abstain from voting) when voting on the following resolution:
“RESOLVED, that the stockholders of Daré Bioscience, Inc. determine, on an advisory basis, that the frequency with which the stockholders wish to have an advisory vote on the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules is:
•    Choice 1 - every three years;
•    Choice 2 - every two years;
•    Choice 3 - every year; or
•    Choice 4 - abstain from voting.”
Vote Required
If a quorum is present at the Annual Meeting, the alternative (every year, every other year or every three years) that receives the greatest number of votes will be designated the stockholders’ preference as to frequency of future voting on the advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
OUR BOARD RECOMMENDS A FREQUENCY OF “EVERY YEAR” FOR FUTURE VOTING ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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OTHER MATTERS

As of the time of preparation of this Proxy Statement, we do not know of any matter to be acted upon at the Annual Meeting other than the matters described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with the recommendation of our Board.
ANNUAL REPORT

Any person who was a beneficial owner of our common stock on the record date for the Annual Meeting may request a copy of our annual report on Form 10-K, including the financial statements and the financial statement schedules, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as our stockholder on such record date. Requests should be directed to Daré Bioscience, Inc., Attention: Secretary, 3655 Nobel Drive, Suite 260, San Diego, California 92122.

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DARE2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D15678-P39515 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DARÉ BIOSCIENCE, INC.

The Board of Directors recommends you vote FOR all the nominees listed below.

	For All	Withhold All	For All Except
1. Election of two Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sabrina M. Johnson
02) Cheryl R. Blanchard

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To indicate, on an advisory basis, the preferred frequency of holding an advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2020 Proxy Statement | Page 34

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D15679-P39515

DARÉ BIOSCIENCE, INC.
Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF DARÉ BIOSCIENCE, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2020

The undersigned stockholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the 2020 Annual Meeting of Stockholders of Daré Bioscience, Inc. to be held on June 25, 2020 at 9:00 a.m. Pacific Time, and hereby appoint(s) SABRINA MARTUCCI JOHNSON and LISA WALTERS-HOFFERT, and each or either of them, as proxies and attorneys-in-fact, with the power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of Daré Bioscience, Inc. common stock of the undersigned at such meeting and any adjournment or postponement thereof, as set forth on the reverse side, and in their discretion upon any other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED OR, IF NO CHOICE IS SPECIFIED, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AND AS THE PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

To listen to the meeting via the Internet, please visit: www.virtualshareholdermeeting.com/DARE2020

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

2020 Proxy Statement | Page 35